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Exhibit 99.1

MB Financial, Inc. 1200 North Ashland Avenue Chicago, Illinois 60622 (773) 645-7866 NASDAQ: MBFI

FOR IMMEDIATE RELEASE

Contact:	Karen Perlman MB Financial Bank (773) 292-6292 perlman@manbk.com	Raymond Minkus Minkus & Dunne Communications (312) 541-8787 Ext. 235 rdm@minkus-dunne.com

MB Financial Signs Agreement to Acquire
First National Bank of Lincolnwood
and its Parent, First Lincolnwood Corp.

CHICAGO, IL (December 27, 2001)—MB Financial, Inc., (Nasdaq: MBFI) parent company of MB Financial Bank, N.A. announced that it has signed agreements to acquire all of the outstanding shares of First National Bank of Lincolnwood and its parent, First Lincolnwood Corp., pending regulatory and shareholder approvals.

    MB Financial will merge the three-office, $240 million First National Bank of Lincolnwood, located in Lincolnwood, Illinois into MB Financial Bank, N.A. Upon completion of the merger, MB Financial Bank will have 34 banking centers in Illinois and more than $3.3 billion in assets. MB Financial has other Chicago area north side and north suburban locations in Peterson/Hollywood Park, Niles, Morton Grove and Lincolnwood.

    The announcement was made by Mitchell Feiger, President and CEO of MB Financial, Inc. and Richard Weitz, Chairman, CEO, and President of First Lincolnwood Corp. and First National Bank of Lincolnwood.

    MB Financial Bank will add its broad array of contemporary products and services to the excellent customer service currently offered by the First National Bank of Lincolnwood. Individual and commercial customers will benefit from a wider range of personal and business products including trust, investment and insurance services in addition to online banking for individuals and businesses.

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    MB Financial Bank is further enhancing its presence and delivery of services on Chicago's north side and in the near north suburbs and as such, is considering expansion of the drive thru facilities and the remodeling or new construction of the present First National Bank of Lincolnwood headquarters at 6401 N. Lincoln. It is also planning, the consolidation of several area offices into First National Bank of Lincolnwood's main office building, pending regulatory approval.

    "MB Financial has become a rapidly growing financial institution through a combination of internal growth and strategic acquisitions such as this one," said Feiger. "We welcome First National Bank of Lincolnwood customers and employees to the growing MB Financial family."

    "We are planning for a smooth transition," added Weitz. "We know our customers will benefit from the greater resources and expanded product offerings available from MB Financial Bank."

    MB Financial Bank (mbfinancial.com) is a locally operated financial institution, which has been delivering competitive personalized service for more than 90 years to privately-owned, middle-market companies as well as to individuals who live and work in the Chicago metropolitan area. MB Financial Bank's holding company, MB Financial, Inc., is traded on the NASDAQ as "MBFI".

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This news release may contain forward-looking statements that involve risk and uncertainties, with respect to the results of operations and other uncertainties that may not be known or anticipated by the Company. While management of the Company uses its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially from the future results indicated in such forward-looking statements.

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  Exhibit 99.1